Exhibit 4.19

US$12,500,000
Secured Loan Agreement
Dated  30 July  2019

(1)	Kea Shipowners Ltd Spetses Shipowners Ltd Hydra Shipowners Ltd (as Borrowers)
(2)	HSBC Bank plc (as Lender)

Contents
1	Definitions and Interpretation	2
2	The Loan	21
3	Purpose	21
4	Conditions of Utilisation	21
5	Advance	23
6	Repayment	24
7	Illegality, Prepayment and Cancellation	25
8	Interest	28
9	Interest Periods	28
10	Changes to the Calculation of Interest	29
11	Fees	30
12	Tax Gross Up and Indemnities	31
13	Increased Costs	37
14	Other Indemnities	38
15	Mitigation by the Lender	40
16	Costs and Expenses	40
17	Security Documents and Application of Moneys	42
18	Representations	46
19	Information Undertakings	52
20	Financial Covenants	54
21	General Undertakings	56
22	Events of Default	62
23	Changes to the Lender	68
24	Changes to the Obligors	69
25	Conduct of Business by the Lender	70
26	Payment Mechanics	71
27	Set-Off	75

28	Notices	75
29	Calculations and Certificates	76
30	Partial Invalidity	77
31	Remedies and Waivers	77
32	Confidentiality	77
33	Counterparts	81
34	Governing Law	82
35	Enforcement	82
Schedule 1	Part I Conditions Precedent	83
Schedule 2	Utilisation Request	88
Schedule 3	Form of Compliance Certificate	89

Loan Agreement
Dated 30 July 2019
Between:
(1)
Kea Shipowners Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia and company number C-120948 (“Kea”); Spetses Shipowners Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia and company number C-120949 (“Spetses”) and Hydra Shipowners Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia and company number C-120950 (“Hydra” and, together with Kea and Spetses, the “Borrowers” and each a “Borrower”); and

(2)	HSBC BANK plc, of 8 Canada Square, London, E14 SHQ, England (the “Lender”). Preliminary
(A)
Kea has agreed to purchase the Kea Vessel from the Kea Seller on the terms of the Kea MOA and intends to register the Kea Vessel in its ownership under the laws and the flag of the Republic of Liberia.

(B)
Spetses has agreed to purchase the Spetses Vessel from the Spetses Seller on the terms of the Spetses MOA and intends to register the Spetses Vessel in its ownership under the laws and the flag of the Republic of Liberia.

(C)
Hydra has agreed to purchase the Hydra Vessel from the Hydra Seller on the terms of the Hydra MOA and intends to register the Hydra Vessel in its ownership under the laws and the flag of the Republic of Liberia.

(D)
The Lender has agreed to advance to the Borrowers on a joint and several basis up to the lesser of (a) $12,500,000 and (b) 49.9% of the aggregate Market Values of the Vessels to assist the Borrowers to finance part of the purchase prices of the Vessels.

It is agreed as follows:

Section 1	Interpretation
1	Definitions and Interpretation
1.1	Definitions In this Agreement:
“Account Holder” means HSBC BANK plc of 8 Canada Square, London, E14 5HQ, England or any other branch of the Lender or any other bank or financial institution which at any time, with the Lender’s prior written consent, holds the Earnings Account.
“Accounts” means the Earnings Accounts and the Cash Collateral Account and “Account” means any of them.
“Account Security Deeds” means the account security deeds referred to In Clauses 17.1.5 and 17.1.6 (Security Documents).
“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
“Approved Shipbroker” means each of Hartland Shipping Services Limited, H. Clarkson & Company Limited, Maersk Brokers K/S, Arrow Sale and Purchase (U.K.) Ltd., Fearnley AS, Simpson Spence & Young (SSY), Barry Rogliano Salles of France, Galbraith’s Limited Shipbrokers, Braemar Shipping Services PLC, Banchero-Costa & C. S.p.A, Associated Shipbroking S.A.M., Howe Robinson & Co Ltd., Maritime Strategies International (MSI), E.A. Gibson Shipbrokers Ltd., Oslo Shipbrokers A.S, Inge Steensland Shipbrokers AS and any other reputable, independent and first class firm of ship brokers appointed by a Borrower with the Lender’s prior approval.
“Assignments” means all the forms of assignment referred to in Clause 17.1.2 (Security Documents).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including 31 August 2019 or any other later date acceptable to the Lender in its absolute discretion.
“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional Doss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” and (d) CRD IV or CRR.
“Break Costs” means the amount (if any) by which:
(a)
the interest which the Lender should have received Per the period from the date of receipt of all or tiny part of the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:
(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means  they (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Athens.
“Cash Collateral Account" means the bank account opened or to be opened in the name of the Borrowers with the Account Holder and designated “HSBC Bank Plc, Re: Kea Shipowners Ltd, Spetses Shipowners Ltd, Hydra Shipowners Ltd - Cash Collateral Account”.
“Cash Collateral Amount” means the amounts set out under Clause 20.2 (Cash Collateral Amount).
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security Documents,
“Chargor” means Eurocon Ltd. a company incorporated under the laws of the Republic of the Marshall islands, with its registered address at Trust Company Complex„ Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands.
“Charter“ means, in respect of a Vessel, any charter, or other contract for its employment of twelve (12) months or more duration (including any extension options), whether or not already in existence, entered or to be entered into from time to time between the relevant Borrower, as owner of the relevant Vessel and a Charterer, as charterer of the relevant Vessel,” as approved by the Lender.
“Charterer" means, in respect of a Vessel, any person who enters into any Charter with the relevant Borrower.
“Charter Rights” means the benefit of any Charter and any and all Earnings due and/or to become, due to a Borrower under or pursuant to any Charter.
“Code” means the US Internal Revenue Code of 1986.

“Commitment Fee” means the commitment fee to be paid by the Borrowers to the Lender under Clause 11.1 (Commitment Fee).
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).
“Confidential Information” means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any Obligor, any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor, any other member of the Group or any of its advisers; or
(iii)
is known by the Lender before the date the information is disclosed to it by any Obligor, any other member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Obligor or any other member of the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.
“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
“CTA” means the Corporation Tax Act 2009.
“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Delegate” means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case„ required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance’ Documents to be carried out) which disruption is not caused by. and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finanog Documents, and which (in either such case) is not caused by, and is beyond the contrail of the Party whose operations are disrupted.
“DOC’” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.
“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any  contract for the operation, employment or use of a Vessel.
“Earnings Accounts” means, together, the Kea Earnings Account, the Spetses Earnings Account and the Hydra Earnings Account and “Earnings Account” means either of them.
“Encumbrance” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises ,out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or oat similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:
(a)
any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“Facility Office’ means the Lender’s office at 8 Canada Square, London E14 5HQ, England or such other office as the Lender may designate in writing.
“Facility Period” means the period beginning on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding amount under the Loan in force and that the Indebtedness has been irrevocably and unconditionally paid and discharged in full.
“FATCA” means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction,

which (in either case) facilitates the implementation of any law or regulation referred to in (a) or
(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any government& or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
“FCPA,” means the US Foreign Corrupt Practices Act of 1977.
“Finance Documents” means this Agreement„ the Security Documents and any other document designated as such by the Lender and the Borrowers and “Finance Documents” means any one of them.
“Financial Indebtedness” means any, indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutons;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds„ notes, debentures, loan stock or any similar instrument°
(d)	the amount of any liability in respect of any finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or dose-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not an Obligor which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Obligor relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of Page 7 the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than thirty (30) days after the date of supply;
(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the Items referred to in (a) to (j).
“GAAP” means generally accepted accounting principles in the United States of America.
“Group” means the Borrowers, the Guarantor and each company which is a Subsidiary of the Guarantor from time to time.
“Guarantee” means the guarantee and indemnity of the Guarantor referred to in Clause 17.1.3 (Security Documents).
“Guarantor” means Euroseas Ltd., a company incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and/or (where the context permits) any other person who shall at any time during the Facility Period issue to the Lender a guarantee and/or indemnity for the payment of all or part of the Indebtedness.
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.
“Hydra Earnings Account” means the bank account opened in the name of Hydra with the Account Holder and designated “HSBC Bank plc - Hydra Shipowners Ltd”.
“Hydra MOA” means the memorandum of agreement dated 31 May 2019 made by and between the Hydra Seller, as seller and Hydra, as buyer, on the terms and subject to the conditions of which the Hydra Seller will sell the Hydra Vessel to Hydra.
“Hydra Seller” means Hydra Seaways Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia.
“Hydra Vessel” means the containership of approximately 23,679 dwt “EM HYDRA” with IMO no. 9338967 built in 2005 in the People’s Republic of China currently registered under the flag of the Republic of Liberia in the ownership of the Hydra Seller and intended to be sold by the Hydra Seller to Hydra on the terms of the Hydra MOA, and to remain upon acquisition by Hydra under the flag of the Republic of Liberia in the ownership of Hydra and everything now or in the future belonging to her on board and ashore.
“Hydra Vessel Loan” means, in respect of Hydra Vessel, an amount not exceeding the relevant Maximum Vessel Loan Amount, advanced or to be advanced by the

Lender to the Borrowers under Clause 2 (the Loan) or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.
“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.
“Increased Costs” have the meaning given to them in Clause 13.1 (Increased Costs).
“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.
“Initial Market Value” means the Market Value of a Vessel calculated in accordance with the valuation relative thereto referred to in Part I 2 (e) of Schedule 1 (Conditions Precedent).
“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.
“Interest Payment Date” means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).
“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.
“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
“ISPS Code” means the International Ship and Port Facility Security Code.
“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.
“ITA” means the Income Tax Act 2007.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Kea Earnings Account” means the bank account opened in the name of Kea with the Account Holder and designated “HSBC Bank plc -Kea Shipowners Ltd”.
“Kea MOA” means the memorandum of agreement dated 31 May 2019 made by and between the Kea Seller, as seller and Kea, as buyer, on the terms and subject to the conditions of which the Kea Seller will sell the Kea Vessel to Kea.

“Kea Seller” means Kea Seaways Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia.
“Kea Vessel” means the containership of approximately 42,166 dwt “EM KEA” with IMO no. 9334351 built in 2007 in the Republic of Poland currently registered under the flag of the Republic of Liberia in the ownership of the Kea Seller and intended to be sold by the Kea Seller to Kea on the terms of the Kea MOA, and to remain upon acquisition by Kea under the flag of the Republic of Liberia in the ownership of Kea and everything now or in the future belonging to her on board and ashore.
“Kea Vessel Loan” means, in respect of Kea Vessel, an amount not exceeding the relevant Maximum Vessel Loan Amount, advanced or to be advanced by the Lender to the Borrowers under Clause 2 (the Loan) or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.
“Legal Opinion” means any legal opinion delivered to HSBC Bank plc under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent).
“Legal Reservations” means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency,. reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)
similar principles, rights and defences under the laws of any Relevant Jurisdiction; and any other matters which are set out as qualifications or reservations as to matters of law of genera/ application in the Legal Opinions.

“LIBOR” means:
(a)	the applicable Screen Rate; or
(b)	(if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period) the Reference Bank Rate, as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.
“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means the aggregate amount advanced or to be advanced by the Lender to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.
“Management Agreements” means the agreement for the commercial and technical management of a Vessel made between the relevant Borrower and the Managers and “Management Agreement” means any one of them.
“Managers” means, in relation to the commercial and technical management of a Vessel, Eurobulk Ltd. of 80 Broad Street Monrovia, Republic of Liberia or, in either case, such other commercial and/or technical managers of a Vessel nominated by the relevant Borrower as the Lender may approve.
“Managers’ Undertaking” means the written undertaking of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Lender:
(a)	it will remain the commercial or technical manager of that Vessel (as the case may be); and
(b)	it will not, without the prior written consent of the Lender, subcontract or delegate the commercial or technical management of that Vessel (as the case may be) to any third party; and
(c)
the interests of the Managers in the Insurances (other than the right to be reimbursed for protection and indemnity claims under the “pay and be paid” rule) will be assigned to the Lender with first priority; and

(d)	(following the occurrence of an Event of Default which is continuing) all claims of the Managers against a Borrower shall be subordinated to the claims of the Lender under the Finance Documents.
“Margin” means two point ninety five (2.95) per cent per annum.
“Market Value” means the value of a Vessel conclusively determined by the arithmetic average of two valuations (and in the case of the Initial Market Value determination shown by one valuation) obtained by two Approved Shipbrokers (and in the case of the Initial Market Value determination obtained by one Approved Shipbroker) selected and appointed by the relevant Borrower for and on behalf of the Lender and approved by and reporting to the Lender on the basis of a charter free sale for prompt delivery and free of encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by two valuations (and in the case of the Initial Market Value determination evidenced by one valuation) of that Vessel addressed to the Lender certifying a value for that Vessel.
“Material Adverse Effect” means a material adverse change of circumstances or any event or series of events which, in the reasonable opinion of the Lender, is likely to have a material adverse effect on the business, assets, financial condition or credit worthiness of an Obligor (other than the Managers) or an Obligor’s ability (other than the Managers) to repay the Loan.
“Maximum Loan Amount” means an amount up to $12,500,000.

"Maximum Vessel Loan Amount" means:
(a)
in respect of the Kea Vesscl Loan, an amocirit up to the lesser of (i) $4,900,10100 and (li) 49.9% of the Market lilalue of Keg Vessell as evidenced by a Valuation of that Vessel to be obtained pursuant to Schedule 1 Part I 2(f);

(b)
in respect of the Spetses Vessel Loan, an amount up to the lesser of (i) 4,100,000 and 00 49.9% of the Market Value of Spetses Vessel as evidenced by a Vaination of that Vessel to be obtained pursuant to Schedule 1 Part I 2 (f); and

(c)
In respect of Hydra Veessel Loan, an amount up to the lesser of (i) $3,5002000 and (ii) 49.9% of the Market Value of Hydra Vessel as evidenced by a valuation of that Vessel to be obtained pursuant to Schedule Part I 2 (f).

"MOAs” means together„ the Kea Mak, the Spetses MOA and the Hydra MOA and "MOA” means either of them.
“Mortgages” means the first preferred mortagages referred to in Clause 17.1.1 (Security Documents) and “Mortgage” means any one or them.
“Nominated Family” means the family disclosed in writing and approved by tie Lender prior to the date of this Agreement and "members of the Nominated Family” shall be construed accordingly.
"Obligors"  means the Borrowers, the Guarantor, the Charidor the Managers and any other person who rnay at any time during the Facility Period be liabie for, or provide security for, all or any part of the Indebtedness, and “Obligors“ means any one of hem.
"Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 201 (including profit and loss accounts and annual balance sheets).
"Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.
“Party” means a party to this Agreement.
“Permitted Encumbrance” means:
(a)	any Encumbrance created by the Finance Documents;
(b)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)	liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;
(d)	liens for salvage;

(e)	liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and
(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel:
(I)	not as a result of any default or omission by a Borrower; and
(ii)	not being enforced through arrest, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps).
“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
“Quasi-Security” has the meaning given to that term in Clause 21.9 (Negative pledge).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined (for dollars) two (2) Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks, in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in dollars and for that period.
“Reference Banks” means in relation to LIBOR, such banks as may be appointed by the Lender in consultation with the Borrowers.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Documents” means the Finance Documents, the MOAs, the Charters and the Management Agreements.
“Relevant Interbank Market” means the London interbank market.
“Relevant jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;
(b)
any jurisdiction where any asset (other than a Vessel) subject to or intended to be subject to a Security Document to be executed by it is situated and, in relation to a Vessel, the flag of that Vessel;

(c)	any jurisdiction where it conducts its business; and
the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).
“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 6 (Repayment).
“Repeating Representations” means each of the representations set out in Clause 18.1.1 (Status) to Clause 18.1.6 (Governing law and enforcement), Clause 18.1.10 (No default) to Clause 18.1.19 (Pari passu ranking) and Clause 18.1.21 (Ownership of a Borrower and Chargor).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)
imposed by any law or regulation of the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State , the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority, whether or not any Obligor or any other member of the Group or any Affiliate is legally bound to comply with the Forgoing; or

(b)
otherwise imposed by any law or regulation by which any Obligor, any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, any other member of the Group or any Affiliate of any of them.

“Sellers” means, together, the Kea Seller, the Spetses Seller and the Hydra Seller and “Seller” means any of them.
“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), in each case, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.
“Secured Parties” means the Lender and any Receiver or Delegate.
“Security Cover Ratio” means, at any relevant time, the aggregate of (a) the Market Values of the Vessels, (b) the Cash Collateral Amount and (c) the net realisable value of any additional security provided at that time under Clause 17.14 (Additional security), expressed as a percentage of the Loan.
“Security Documents” means the Mortgages, the Assignments, the Guarantee, the Account Security Deeds, the Shares Charges and the Managers’ Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.
“Shares Charges” means the charges of the issued share capital of each Borrower referred to in Clause 17.1.4 (Security Documents).
“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
“Spetses Earnings Account” means the bank account opened in the name of Spetses with the Account Holder and designated “HSBC Bank plc - Spetses Shipowners Ltd”.
“Spetses MOA” means the memorandum of agreement dated 31 May 2019 made by and between the Spetses Seller, as seller and Spetses, as buyer, on the terms and subject to the conditions of which the Spetses Seller will sell the Spetses Vessel to Spetses.
“Spetses Seller” means Spetses Seaways Ltd, a company incorporated under the law of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Republic of Liberia.
“Spetses Vessel” means the containership of approximately 23,579 dwt “EM SPETSES” with IMO no. 9403413 built in 2007 in the People’s Republic of China currently registered under the flag of the Republic of Liberia in the ownership of the Spetses Seller and intended to be sold by the relevant Seller to Spetses on the terms of the Spetses MOA, and to remain upon acquisition by Spetses under the flag of the Republic of Liberia in the ownership of Spetses and everything now or in the future belonging to her on board and ashore.
“Spetses Vessel Loan” means, in respect of Spetses Vessel, an amount not exceeding the relevant Maximum Vessel Loan Amount, advanced or to be advanced by the Lender to the Borrowers under Clause 2 (the Loan) or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.
“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay In paying any of the same).
“Tax Deduction” has the meaning given to it in Clause 12 (Tax Gross-Up and Indemnities).
“Termination Date” means the date falling 42 months from the Utilisation Date in respect of the last Vessel Loan to be drawn.
“Total Loss” means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or
(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or
(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless a Vessel is released and returned to the possession of the relevant Borrower within 60 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“UK Bribery Act” means the United Kingdom Bribery Act 2010.
“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under the Finance Documents.
“US” means the United States of America.
“US Tax Obligor” means:
(a)	an Obligor which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
“Utilisation Date” means the date on which the relevant Vessel Loan is advanced under Clause 5 (Advance).
“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.
“Vessel Loans" means the aggregate of Kea Vessel Loan, Spetses Vessel Loan and Hydra Vessel Loan and “Vessel Loans” means any of them.
“Vessels” means, together, the Kea Vessel, the Spetses Vessel and the Hydra Vessel and “Vessel" means either of them.
“VTL Coverage” has the meaning given to it in Clause 17.14 (Additional security).
1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:
1.2.1	the “Lender”, any “Borrower”, any “Secured Party” or any “Party” shall be construed so as to include its successors in title permitted assignees and permitted transferees;
1.2.2	a document in “agreed form" is a document which is previously agreed in writing by or on behalf of the Borrowers and the Lender or, if not so agreed, is in the form specified by the Lender;
1.2.3	“assets” includes present and future properties, revenues and rights of every description;
1.2.4
a “Finance Document”, a “Security Document”, a “Relevant Document” or any other document is a reference to that Finance Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended or restated from time to time;

1.2.5	“indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
1.2.6
a "person includes any individual, firm, company, corporation„ government state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.7
a “regulation” includes any regulation„ rule, official directive, request or guideline (whether or not having the force, of law) of any governmental intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.8	a provision of law, is a reference to that provision as amended or re-enacted from time to time; and
1.29	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.
1.4
Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (and/or an Event of Default) is “continuing” if it has not been remedied or waived.
1.6	Currency symbols and definitions “$”, “USD” and “dollars” denote the lawful currency of the United States of America.
1.7
Third party rights A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.8
Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives before the date of this Agreement.

1.9	Contractual recognition of bail-in
1.9.1	In this Clause 1.9:
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers,
“Bail-In Legislation” means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Write-down and Conversion Powers” means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation:
(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In

Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.9.2
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 2	The Loan
2	The Loan
Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers on a joint and several basis a term loan in an aggregate amount (in dollars) not exceeding the Maximum Loan Amount in up to three Vessel Loans.
3	Purpose
3.1	Purpose The Borrowers shall apply the Loan for the purposes referred to in Preliminary (B).
3.2	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
The Lender will only be obliged to comply with Clause 5.3 (Lender’s compliance with an Utilisation Request) in relation to the advance of a Vessel Loan if on or before the relevant Utilisation Date, the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Utilisation Request or to any person or document relating to that Vessel respectively. The Lender shall notify the Borrowers promptly upon being so satisfied.
4.2	Further conditions precedent
4.2.1	The Lender will only be obliged to advance a Vessel Loan if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the advance of that Vessel Loan;
(b)	the representations made by the Borrowers under Clause 18 (Representations) are true in all material respects; and
(c)	no event or series of events has occurred which is likely to have a Material Adverse Effect.
4.2.2	The Lender will only be obliged to advance a Vessel Loan if:
(a)	that Vessel Loan will not be in excess of the relevant Maximum Vessel Loan Amount; and
(b)	that Vessel Loan will not increase the Loan to a sum in excess of the Maximum Loan Amount.
4.3	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Lender within 14 days after the relevant Utilisation Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions Subsequent), save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified In the relevant Utilisation Request or to any person or document relating to that Vessel respectively.
4.4
No waiver If the Lender in its sole discretion agrees to advance a Vessel Loan to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Lender, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than 30 days after the relevant Utilisation Date or such other date specified by the Lender.

The advance of a Vessel Loan under this Clause 4.4 shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).
4.5	Form and content Al! documents and evidence delivered to the Lender under this Clause shall:
4.5.1	be in form and substance acceptable to the Lender; and
4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

Section 3	Utilisation
5	Advance
5.1
Delivery of an Utilisation Request The Borrower may request a Vessel Loan to be advanced by delivery to the Lender of a duly completed Utilisation Request not more than ten and not fewer than three Business Days before the proposed Utilisation Date.

5.2	Completion of an Utilisation Request An Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
5.2.1	it is signed by an authorised signatory of each Borrower;
5.2.2	the proposed Utilisation Date is a Business Day within the Availability Period; and
5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3
Lender’s compliance with an Utilisation Request Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), the Lender shall comply with an Utilisation Request by advancing the relevant Vessel Loan through the Facility Office.

5.4	Cancellation of undrawn amount The availability of the Loan shall be cancelled at the end of the Availability Period to the extent that it is undrawn at that time.

Section 4	Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment of Vessel Loans The Borrowers agree to repay each Vessel Loan to the Lender as follows:
6.1.1
the Kea Vessel Loan, by 14 equal quarterly instalments, the first 13 (15t to 13th) such instalments each in the amount of $120,000 and the 14th and final such instalment in the sum of $3,340,000, comprising of an instalment of $120,000 and a balloon payment in the amount of $3,220,000 (the “Kea Balloon”), the first instalment falling due on the date which is three calendar months after the Utilisation Date in respect of Kea Vessel Loan and subsequent instalments falling due at consecutive intervals of three calendar months thereafter and the 14th and final instalment falling due not later the Termination Date;

6.1.2
the Spetses Vessel Loan, by 14 equal quarterly instalments, the first 13 (15t to 13th) such instalments each in the amount of $200,000 and the 14th and final such instalment in the sum of $1,500,000, comprising of an instalment of $200,000 and a balloon payment in the amount of $1,300,000 (the “Spetses Balloon”), the first instalment falling due on the date which is three calendar months after the Utilisation Date in respect of Spetses Vessel Loan and subsequent instalments falling due at consecutive intervals of three calendar months thereafter and the 14th and final instalment falling due not later the Termination Date; and

6.1.3
the Hydra Vessel Loan, by 14 equal quarterly instalments, the first 13 (1st to 13th) such instalments each in the amount of $130,000 and the 14th and final such instalment in the sum of $1,810,000, comprising of an instalment of $130,000 and a balloon payment in the amount of $1,680,000 (the “Hydra Balloon” and together with the Kea Balloon and the Spetses Balloon, the “Balloons” and each a “Balloon), the first instalment falling due on the date which is three calendar months after the Utilisation Date in respect of Hydra Vessel Loan and subsequent instalments falling due at consecutive intervals of three calendar months thereafter and the 14th and final instalment falling due not later the Termination Date.

6.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than:
6.2.1	$4,900,000 in respect of Kea Vessel;
6.2.2	$4,100,000 in respect of Spetses Vessel; or
6.2.3	$3,500,000 in respect of Hydra Vessel,
the amount of each Repayment Instalment in respect of the relevant Vessel Loan (including the relevant Balloon in respect of that Vessel Loan) shall be reduced pro rata to the amount actually advanced under the relevant Vessel Loan.

6.3	Reborrowing The Borrowers may not reborrow any part of a Vessel Loan which is repaid or prepaid.
7	Illegality, Prepayment and Cancellation
7.1
Illegality If it becomes unlawful in any jurisdiction (other than by reason of Sanctions) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

7.1.1	the Lender shall promptly notify the Borrowers upon becoming aware of that event;
7.1.2	upon the Lender notifying the Borrowers, the availability of the Loan will be Immediately cancelled; and
7.1.3
the Borrowers shall repay each Vessel Loan on the last day of its current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.2
Voluntary cancellation The Borrowers may, if it gives the Lender not less than 14 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $200,000) of the undrawn amount of a Vessel Loan.

7.3
Voluntary prepayment of Loan The Borrowers may prepay the whole or any part of the Loan freely and without penalty on the final day of an Interest Period (but, if in part, being an amount that reduces a Vessel Loan by an amount which is an integral multiple of (a) $120,000 in respect of Kea Vessel Loan, (b) $200,000 in respect of Spetses Vessel Loan or (c) $130,000 in respect of Hydra Vessel Loan, subject as follows:

7.3.1	they give the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice;
7.3.2	the Loan may only be prepaid after the last day of the Availability Period; and
7.3.3
any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Vessel Loans) by reducing the amount of the repayment instalments (i) on a pro rata basis in respect of each Vessel Loan and (ii) within each Vessel Loan, on a pro rata basis including the relevant Balloon.

7.4	Right of cancellation and prepayment
7.4.1            If:
(a)	any sum payable to the Lender by the Borrowers is required to be increased under Clause 12.2.2 (Tax gross-up); or
(b)	the Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Loan and its intention to procure the repayment of the Loan.
7.4.2
On the last day of the Interest Period, in respect of each Vessel Loan, which ends after the Borrowers have given notice under Clause 7.4.1 (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Vessel Loan together with all interest and other amounts accrued under the Finance Documents.

7.5
Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or on the earlier of the date falling 120 days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, make a prepayment of the Loan in an amount equivalent to the aggregate of (a) the full outstanding amount in respect of the Vessel Loan relevant to that Vessel and (b) any additional amount in respect of the remaining Vessel Loans as may be required to ensure that the VTL Coverage in respect of the remaining Vessels is fully complied with following such sale or Total Loss.

7.6	Mandatory prepayment on change of ownership of Guarantor
7.6.1
If, without the prior written consent of the Lender (such consent not be unreasonably withheld), there is a Change of Control, the Borrowers shall promptly notify the Lender upon becoming aware of that event and, if the Lender so requires, the Lender shall, by no less than 10 days’ notice to the Borrowers declare the Loan, together with accrued interest and ail other amounts accrued under the Finance Documents immediately due and payable, whereupon the Loan and all such outstanding interest and amounts will become immediately due and payable provided that in the case of Clause 7.6.2 (b) below, the Borrowers will first have the option to rectify the Security Cover Ratio within 15 Business Days.

7.6.2	For the purpose of paragraph (a) above, “Change of Control” means:
(a)	the members of the Nominated Family cease to own directly or indirectly more than 10% of the shares (and the voting rights attaching to those shares) in the Guarantor; or
(b)
the members of the Nominated Family own directly or indirectly between 10.1% to 19.9%, (inclusive) of the shares (and the voting rights attaching to those shares) in the Guarantor and the Security Cover Ratio is equal to or less than 143% of the Loan.

7.6.3
The Borrowers shall (and shall procure that the Guarantor shall) promptly notify the Lender of any covenants regarding the Change of Control of the Guarantor agreed with its financiers and if the Lender (acting reasonably) considers that those terms agreed with any other financiers are more favourable than those set out in this Clause 7.6, then the Borrowers shall (and shall procure that the Guarantor shall) provide amended terms on equivalent terms to those deemed by the Lender (acting reasonably) to be more favourable and acceptable to the Lender (acting reasonably).
7.7
Restrictions Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if paid on a date that is not an Interest Payment Date) and subject to Clause 7.3 (Voluntary prepayment of Loan), Clause 7.5 (Mandatory prepayment on sale or Total Loss) and Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), without premium or penalty.
The Borrowers shall not repay, prepay or cancel all or any part of a Vessel Loan except at the times and in the manner expressly provided for in this Agreement.
No amount of the Loan cancelled under this Agreement may be subsequently reinstated.

Section 5	Costs of Utilisation
8	Interest
8.1	Calculation of interest The rate of interest on each Vessel Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1	Margin; and
8.1.2	LIBOR.
8.2
Payment of interest The Borrowers shall pay accrued Interest on each Vessel Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

8.3
Default Interest In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or any of the other Finance Documents (unless otherwise specifically provided in any Finance Document) and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest at the rate of two per cent (2%) higher than the rate provided under Clause 8.2 (Payment of Interest) up to the date of actual payment (both before and after judgment), compounded at such intervals as the Lender shall in its discretion determine. Any Interest accruing under this Clause 8.3 (Default Interest) in respect of an unpaid amount shall be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount and shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrowers.

8.4	Notification of rates of interest The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
9	Interest Periods
9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Lender the duration of an Interest Period for each Vessel Loan subject as follows:
9.1.1	each notice is irrevocable and must be delivered to the Lender by the Borrowers not later than 11.00 a.m. on the Quotation Day;
9.1.2
if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.2 (Second and subsequent Vessel Loans) 9.3, (Interest Periods to meet Repayment Dates) and 9.4 (Non-Business Days), be three (3) months;

9.1.3	subject to this Clause 9, the Borrowers may select an Interest Period of three (3), or six (6) or twelve (12) months or any other period agreed between the Borrowers and the Lender;
9.1.4	an Interest Period shall not extend beyond the Termination Date; and
9.1.5	each Interest Period shall start on the Utilisation Date in respect of the first Vessel Loan or (if the first Vessel Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Utilisation Date in respect of the first Vessel Loan or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.
9.2
Second and subsequent Vessel Loans If the second or any subsequent Vessel Loan is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Vessel Loan commencing on its Utilisation Date and expiring on the final date of the current Interest Period for the balance of the Loan.

9.3
Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date in respect of the relevant Vessel Loan, there shall be a separate Interest Period for a part of that Vessel Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.4
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1
Absence of quotations Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2
Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1	the Margin; and
10.2.2
the rate notified to the Borrowers by the Lender as soon as practicable, and in any event by close of business on the date falling three (3) Business Days after the Quotation Day (or, if earlier, on the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

In this Agreement “‘Market Disruption Event” means:
(a)
at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Borrowers receive notification from the Lender that the cost to it of funding the Loan from whatever source it may reasonably select would be in excess of LIBOR.
10.3	Alternative basis of interest or funding
10.3.1
If a Market Disruption Event occurs and the Lender or the Borrowers so requires, the Lender and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 shall be binding on all Parties.
10.4
Break Costs The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan, that Vessel Loan or Unpaid Sum.

The Lender shall, as soon as reasonably practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11	Fees
11.1
Commitment Fee The Borrowers shall pay to the Lender a fee computed at the rate of zero point five per cent (0.50/0) per annum on the undrawn amount of the Loan for the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the last day of the Availability Period and (b) the relevant Utilisation Date in respect of the last Vessel Loan to be drawn.

The accrued commitment fee is payable on the last day of each successive period of three (3) months which ends during the Availability Period, on the earlier of (a) the last day of the Availability Period or (b) the relevant Utilisation Date and (on the cancelled amount of the Loan) at the time the cancellation is effective.
11.2
Arrangement fee The Borrowers shall pay to the Lender on the relevant Utilisation Date in respect of a Vessel Loan an arrangement fee in an amount equal to zero point five per cent (0.5%) of the final amount to be advanced to the Borrowers in respect of that Vessel Loan by the Lender under this Agreement.

Section 6	Additional Payment Obligations
12	Tax Gross Up and Indemnities
12.1	Definitions In this Agreement:
“Protected Party” means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax In relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Qualifying Lender” means the Lender if it is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and:
(a)
is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	is:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or
(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	is a Treaty Lender.
“Tax Confirmation” means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment by the Borrowers under Clause 12.3 (Tax indemnity).
“Treaty Lender” means the Lender if it:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)	does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
12.2
Tax gross-up Each Borrower shall (and shall procure that each other Obligor shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1
the Borrowers shall promptly upon becoming aware that any Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and any such other Obligor on becoming so aware in respect of a payment payable to the Lender;

12.2.2
if a Tax Deduction is required by law to be made by a Borrower or any other Obligor, the amount of the payment due from the Borrowers or that other Obligor shall be increased to an amount which (after making any Tax

Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;
12.2.3	a payment shall not be increased under Clause 12.2.2 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(a)
the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:
(i)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrowers or from any other Obligor making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(c)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:
(i)	the Lender has not given a Tax Confirmation to the Borrowers; and
(ii)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrowers, on the basis that the Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(d)
the Lender is a Treaty Lender and a Borrower or the other Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.6;

12.2.4
if a Borrower or any other Obligor is required to make a Tax Deduction, the Borrowers shall (and shall procure that such other Obligor shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.5
within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall (and shall procure that such other Obligor shall) deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

12.2.6	(a)	Subject to (b), if the Lender is a Treaty Lender, the Lender and the Borrowers shall co-operate (and the Borrowers shall procure that each other Obligor which makes a payment to which that Treaty Lender is entitled will co-operate) in completing any procedural formalities necessary for that Borrower or that other Obligor to obtain authorisation to make that payment without a Tax Deduction.
(b)
If the Lender is a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, the Lender shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrowers, and, having done so, the Lender shall be under no obligation pursuant to (a).

12.3	Tax indemnity
12.3.1
The Borrowers shall (within three (3) Business Days of demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(ii)
under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.3 (Tax gross-up) applied; or
(iii)	relates to a FATCA Deduction required to be made by a Party.
12.3.3	If the Lender makes or intends to make a claim under Clause 12.3.1 as a Protected Party, the Lender shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.
12.4	Tax Credit If a Borrower or any other Obligor makes a Tax Payment and the Lender determines that:
12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
12.4.2
the Lender has obtained and utilised that Tax Credit, the Lender shall pay an amount to the Borrowers or to that other Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrowers or that other Obligor.

12.5
Stamp taxes The Borrowers shall pay and, within five Business Days of written demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
12.6.1
All amounts expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Obligor under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Obligor must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrowers).

12.6.2
Where a Finance Document requires any Obligor to reimburse or indemnify the Lender for any cost or expense, that Obligor shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3
Any reference in this Clause 12.6 to any Obligor shall, at any time when such Obligor is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term

“representative member” to have the same meaning as in the Value Added Tax Act 1994).
12.6.4
In relation to any supply made by the Lender to any Obligor under a Finance Document, if reasonably requested by the Lender, that Obligor must promptly provide the Lender with details of that Obligor’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA information
12.7.1	Subject to Clause 12.7.3, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:
(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party; and
(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.7.2
If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige the Lender to do anything, and Clause (c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or
(c)	any duty of confidentiality.
12.7.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause(a) or (b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5
If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)	where a Borrower is a US Tax Obligor, the date of this Agreement; or
(b)	where a Borrower is not a US Tax Obligor, the date of a request from that Borrower, supply to the Borrowers:
(i)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or
(ii)	any withholding statement or other document, authorisation or waiver as the Borrowers may require to certify or establish the status of the Lender under FATCA or that other law or regulation.
12.7.6
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Borrowers by the Lender pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Borrowers).

12.8	FATCA Deduction
12.8.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13	Increased Costs
13.1
Increased costs Subject to Clause 13.3 (Exceptions) the Borrowers shall, within five Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III (as defined in Clause 13.3) and any other which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to obligations under this Agreement or (iii) any change in the risk weight allocated by the Lender to the Borrowers after the date of this Agreement.

In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Loan or on the Lender’s (or its Affiliate’s) overall capital;
(b)	an additional or increased cost; or
(c)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates as a result of the events referred to in Clause 13.1 to the extent that it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
13.2.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly notify the Borrowers of the event giving rise to the claim.
13.22	The Lender shall, as soon as practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
13.3.1	attributable to a Tax Deduction required by law to be made by the Borrowers;
13.3.2	attributable to a FATCA Deduction required to be made by a Party;
13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied); or
13.3.4 attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	Other Indemnities
14.1
Currency indemnity If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower, or
14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b)

the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.
Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
14.2.1	The Borrowers shall, within five Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default which is continuing;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(c)
funding, or making arrangements to fund, a Vessel Loan following delivery by the Borrowers of an Utilisation Request but that Vessel Loan not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.
14.2.2
The Borrowers shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 14.2 an “Indemnified Person”) against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(b)	in connection with any Environmental Claim.
14.2.4	The Borrowers shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	any failure by the Borrowers to comply with its obligations under Clause 16 (Costs and Expenses);
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)	the taking, holding, protection or enforcement of the Security Documents;
(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents to which it is a party; or
(f)
acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

14.3	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.
15	Mitigation by the Lender
15.1
Mitigation The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2
Limitation of liability The Borrowers shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation). The Lender is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses
16.1
Transaction expenses The Borrowers shall on demand and in any event by not later than thirty (30) days following such demand, pay the Lender the amount of all costs and expenses (including, without limitation, all agreed legal fees, VAT, disbursements and correspondent lawyers’ fees provided that the demand for payment is accompanied by the respective invoice) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

16.1.1	this Agreement and any other documents referred to in this Agreement;

16.1.2	any other Finance Documents executed after the date of this Agreement;
16.1.3
any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of a Vessel and a Fleet Vessel, subject to Clause 17.15); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.
16.2
Amendment costs If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees and currency exchange costs) reasonably incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement provided that no sum shall be payable under this Clause if the relevant request for an amendment, notice, waiver or consent are rejected by the Lender and/or are not granted.

16.3
Enforcement and preservation costs The Borrowers shall, within three Business Days of written demand, pay to the Lender and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by the Lender and that other Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lender as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which the Lender or that other Secured Party may from time to time sustain, incur or become liable for by reason of the Lender or that other Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of the Lender or that other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.4
Other costs The Borrowers shall, within three Business Days of written demand, pay to the Lender and each other Secured Party the amount of all sums which the Lender or that other Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender or that other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender or that other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which the Lender or that other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7	Security and Application of Moneys
17	Security Documents and Application of Moneys
17.1
Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

17.1.1	first preferred mortgages over the Vessels;
17.1.2	first priority deed or deeds of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of the Vessels from the Borrowers;
17.1.3	a guarantee and indemnity from the Guarantor;
17.1.4	first priority charges of all the issued shares of the Borrowers from the Chargor;
17.1.5	first priority account security deeds in respect of all amounts from time to time standing to the credit of the Earnings Accounts;
17.1.6	a first priority account security deed in respect of all amounts from time to time standing to the credit of the Cash Collateral Account; and
17.1.7	letters of undertaking, including an assignment of the Vessels’ Insurances, from the Managers in respect of the Vessels.
17.2
Accounts The Borrowers shall maintain the Earnings Accounts and the Cash Collateral Account with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.3	Earnings The Borrowers shall procure that all Earnings and any Requisition Compensation are credited to the relevant Earnings Account.
17.4	Application of the Earnings Accounts The Borrowers shall procure that there is transferred from the Earnings Accounts to the Lender:-
17.4.1	on each Repayment Date, in respect of the relevant Vessel Loan, the amount of the Repayment Instalment then due; and
17.4.2
on each Interest Payment Date, in respect of the relevant Vessel Loan, the amount of Interest then due and the Borrowers irrevocably authorises the Lender to instruct the Account Holder to make those transfers.

17.5
Borrowers’ obligations not affected If for any reason the amount standing to the credit of the Earnings Accounts is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.6
Release of surplus Any amount remaining to the credit of the Earnings Accounts following the making of any transfer required by Clause 17.4 (Application of the Earnings Accounts) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrowers.

17.7	Restriction on withdrawal During the Facility Period no sum may be withdrawn from:
17.7.1	the Earnings Accounts without the prior written consent of the Lender (except in accordance with this Clause 17); and
17.7.2	the Cash Collateral Account without the prior written consent of the Lender. No Account shall be overdrawn.
17.8
Relocation of the Accounts At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrowers instruct the Account Holder to relocate any of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Secured Parties under the Finance Documents.

17.9
Access to information The Borrowers agree that the Lender (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

17.10
StatementsWithout prejudice to the rights of the Lender under Clause 17.9 (Access to information), the Borrowers shall procure that the Account Holder provides to the Lender, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.11
Application after acceleration From and after the giving of notice to the Borrowers by the Lender under Clause 22.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Lender or any Receiver or Delegate for application in accordance with Clause 17.12 (Application of moneys by Lender) and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers.

17.12	Application of moneys by Lender The Borrowers irrevocably authorise the Lender or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:
17.12.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in that Vessel; or
17.12.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or
17.12.3	by way of transfer of any sum from any of the Accounts; or

17.12.4	otherwise under or in connection with any Security Document, in or towards satisfaction of the Indebtedness in the following order:
(a)
first, in or towards payment of any unpaid fees, costs, expenses and default interest due to the Lender and any Receiver or Delegate under all or any of the Finance Documents, such application to be apportioned between the Lender and any Receiver or Delegate pro rata to the aggregate amount of such items due to each of them;

(b)	second, in or towards payment of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	third, in or towards payment of any principal due but unpaid under this Agreement;
(d)	fourth, in or towards payment of any other sum due and payable to the Lender but unpaid under all or any of the Finance Documents, provided that the balance (if any) of the moneys received shall be paid to the Obligors from whom or from whose assets those sums were received or recovered or to any other person entitled to them.
17.13
Retention on account Moneys to be applied by the Lender or any Receiver or Delegate under Clause 17.12 (Application of moneys by Lender) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it.

17.14
Additional security Subject to Clause 7.6 (Mandatory Prepayment on change of ownership of Guarantor), if at any time the aggregate of the Market Values of the Vessels and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case ❑f other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 17.14 is less than 130% of the Loan then outstanding (the “VTL Coverage”), the Borrowers shall, within 30 days of the Lender’s request, at the Borrowers’ option:

17.14.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or
17.14.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or
17.14.3	prepay the Loan in the amount of the shortfall.
Clauses 6.3 (Reborrowing), 7.3.3 (Voluntary prepayment of Loan) and 7.7 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.14 and the value of any additional security provided shall be determined by the Lender in its discretion.

If, at any time after the Borrowers have provided additional security in accordance with the Lender’s request under this Clause 17.14, the Lender shall determine when testing compliance with the VTL Coverage that all or any part of that additional security may be released without resulting in a shortfall in the VTL Coverage, then provided that no Default is continuing, the Lender shall effect a release of all or any part of that additional security, but this shall be without prejudice to the Lender’s right to make a further request under this Clause 17.14 should the value of the remaining security subsequently merit it.
17.15	Valuation certificates The Lender may obtain at the cost and expense of the Borrowers:
17.15.1	one valuation from an Approved Shipbroker in order to certify the Initial Market Value of a Vessel for the purposes of determining the Maximum Vessel Loan Amount;
17.15.2
one set of valuations per year from the required number of Approved Shipbrokers (a) for the purposes of determining the relevant percentage referred to in Clause 17.14 (Additional Security) and (b) for the purposes of determining the relevant percentage referred to in Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor);

17.15.3	two sets of valuations from the required number of Approved Shipbrokers for the purposes of determining compliance with Clause 20.1 (Guarantor’s Covenants); and
17.15.4
following the occurrence of an Event of Default which is continuing, as many sets of valuations per year as may be necessary or desirable to the Lender from the required number of Approved Shipbrokers in order to certify the Market Value of a Vessel and any Fleet Market Value.

Section 8	Representations, Undertakings and Events of Default
18	Representations
18.1	Representations Each Borrower makes the representations and warranties set out in this Clause 18 to the Lender:-
18.1.1	Status Each of the Obligors:
(a)	is duly incorporated and validly existing under the law of its jurisdiction of incorporation; and
(b)	has the power to own its assets and carry on its business as it is being conducted.
18.1.2	Binding obligations Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(b)
(without limiting the generality of Clause 18.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.1.3	Non-conflict with other obligations The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents do not conflict with:
(a)	any law or regulation applicable to such Obligor;
(b)	the constitutional documents of such Obligor; or
(c)	any agreement or instrument binding upon such Obligor or any of such Obligor’s assets or constitute a default or termination event (however described) under any such agreement or instrument.
18.1.4	Power and authority
(a)
Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry Into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

18,1,5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)
to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions,
(c)	have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions Subsequent).
18.1.6	Governing law and enforcement
(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.
(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

18.1.7
Insolvency No corporate action, legal proceeding or other procedure or step described in Clause 22.1.7 (Insolvency proceedings) or creditors’ process described in Clause 22.1.8 (Creditors’ process) has been taken or, to the knowledge of any Borrower, threatened in relation to an Obligor; and none of the circumstances described in Clause 22.1.6 (Insolvency) applies to an Obligor.

18.1.8
No filing or stamp taxes Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees, which registration and fees will be made and paid promptly after the date of the relevant Finance Document.

18.1.9
Deduction of Tax None of the Obligors is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)
a Qualifying Lender falling within (a) of the definition of Qualifying Lender; or, except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, a Qualifying Lender falling within (b) of the definition of Qualifying Lender; or

(b)
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

18.1.10	No default
(a)
No Event of Default and, on the date of this Agreement and on each Utilisation Date, no Default is continuing or Is reasonably likely to result from the advance of any Vessel Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Obligors or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.1.11	No misleading information Save as disclosed in writing to the Lender prior to the date of this Agreement:
(a)
all material information provided to the Lender by or on behalf of any of the Obligors or any other member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Obligors or any other member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

18 1 12	Financial statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary.
(b)
The unaudited Original Financial Statements fairly represent the Guarantor’s consolidated financial condition and results of operations for the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(c)
The audited Original Financial Statements give a true and fair view of the Guarantor’s consolidated financial condition and results of operations during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in any Obligor’s assets, business or financial condition since the date of the Original Financial Statements.
(e)	The Guarantor’s most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):
(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and
(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)
Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Obligors.

18.1.13
No proceedings pending or threatened No litigation, arbitration, or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Obligors.

18.1.14	No breach of laws None of the Obligors or any other member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
18.1.15	Environmental laws
(a)
Each of the Obligors and each other member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors or any other member of the Group where that claim has or is reasonably likely, if determined against that Obligor or other member of the Group, to have a Material Adverse Effect.

18.1.16	Taxation

(a)	None of the Obligors is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Obligors with respect to Taxes.
(c)	Each of the Obligors (other than the Managers) is resident for Tax purposes only in its Original Jurisdiction.
18.117
Anti-corruption law None of the Obligors, or any member of the Group nor, to the knowledge of any Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of any of the Borrowers, an Obligor or any of their Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-corruption and anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA. Furthermore, the Borrowers and, to the knowledge of each Borrower, their Affiliates, any member of the Group and each Obligor have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

18.1.18	No Encumbrance or Financial Indebtedness
(a)	No Encumbrance (other than any Permitted Encumbrance) exists over (i) all or any of the present or future assets of a Borrower and (ii) the shares of the Chargor in each Borrower; and
(b)	No Borrower has any other Financial Indebtedness outstanding other than as permitted by this Agreement.
18.1.19
Pari passu ranking The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.1.20	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Obligors:
(i)	in order to enable the Lender to enforce its rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors.
(b)
The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors by reason only of the execution, performance and/or enforcement of any Finance Document.

18.1.21	Ownership of a Borrower and Chargor Each Borrower is a wholly owned subsidiary of the Chargor and the Chargor is a wholly owned subsidiary of the Guarantor.
18.1.22
Disclosure of material facts No Borrower is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

18.1.23
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

18.1.24	No Immunity No Obligor or any of its assets is immune to any legal action or proceeding.
18.1.25
Money laundering Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

18.1.26
Sanctions None of the Obligors, or any of their respective Subsidiaries or any director or officer, or any employee, agent, or Affiliate, of any of the Obligors or any of their respective Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority, or (ii) located, organised or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

18.1.27	US Tax Obligor No Obligor is a US Tax Obligor.
18.2
Repetition Each Repeating Representation is deemed to be repeated by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period and, in the case or those contained in Clauses 18.1.12(d) and 18.1.12(f) (Financial statements) and for so long as any amount is outstanding under the Finance Documents or any part of the Loan is undrawn and available, on each day.

19	Information Undertakings
The undertakings in this Clause 19 remain in force for the duration of the Facility Period.
19.1	Financial statements Each Borrower shall procure that the Guarantor supplies to the Lender:
19.1.1
as soon as the same become available, but in any event within 180 days after the end of each of the Guarantor’s financial years, the Guarantor’s consolidated audited financial statements (including profit and loss accounts and balance sheets) for that financial year; and

19.1.2
as soon as the same become available, but in any event within 90 days after the end of each half year during each of the Guarantor’s financial years, the Guarantor’s consolidated unaudited semi-annual financial statements for that half year.

19.2	Compliance Certificate
19.2.1
Each Borrower shall procure that the Guarantor supplies to the Lender, with each set of its annual consolidated financial statements delivered pursuant to Clause 19.1.1 (Financial statements) and each set of its semi-annual consolidated financial statements delivered pursuant to Clause 19.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.2.2
Each Compliance Certificate shall be signed by two directors of each Borrower and the Guarantor shall be reported on by the Guarantor’s auditors in the form agreed by the Borrowers, the Guarantor and the Lender before the date of this Agreement.

19.3	Requirements as to financial statements
Each set of financial statements delivered by a Borrower or the Guarantor (as applicable) under Clause 19.1 (Financial statements):
19.3.1
shall be certified by a director of the Guarantor as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

19.3.2
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(b)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
19.4	Information: miscellaneous Each Borrower shall supply to the Lender:
19.4.1
at the same time as they are dispatched, copies of all documents dispatched by that Borrower to its shareholders generally (or any class of them) or dispatched by that Borrower or any other Obligor to its creditors generally (or any class of them);

19.4.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

19.4.3
promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Document including without limitation cash flow analyses and details of the operating costs of any Vessel; and

19.4.4
promptly on request, such further information regarding the financial condition, affairs, commitments, assets and operations of any Obligor or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as the Lender may reasonably request.

19.5	Notification of default
19.5.1	Each Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
19.5.2	Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.6	“Know your customer” checks If:
196.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
19.6.2	any change in the status of an Obligor after the date of this Agreement; or
19.6.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement; or
19.6.4
any of the Lender’s internal compliance rules, policies and procedures, obliges the Lender (or, in the case of Clause 19.6.3, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower, the Guarantor or any other member of the Group which has a loan with the Lender and has issued registered shares shall promptly upon the request of the Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Lender at its absolute satisfaction, prior to the date of this Agreement (for itself or, in the case of the event described in Clause 19.6.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 19.6,3, any prospective new Lender to carry out and be satisfied it has complied with or has refreshed all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial Covenants
20.1	Guarantor’s Covenants Each Borrower shall procure that the Guarantor shall maintain at all times during the Facility Period:
20.1.1	Maximum Leverage not higher than 75%; and
20.1.2	Liquidity of an amount of not less than:
(a)	$200,000 in respect of each Fleet Vessel from the date of this Agreement up to and including 29 September 2020; and
(b)	$300,000 in respect of each Fleet Vessel from 30 September 2020 and throughout the remainder of the Facility Period; and
20.1.3	Net Worth of not less than fifteen million dollars ($15,000,000).
20.2	Cash Collateral Amount The Borrowers shall maintain in the Cash Collateral Account:
20.2.1
an amount of $300,000 during the period commencing on the first Utilisation Date up to but excluding the second Utilisation Date, or, if only one Utilisation is made, throughout the remainder of the Facility Period;

20.2.2
an amount of $600,000 during the period commencing on the second Utilisation Date up to but excluding the third Utilisation Date, or, if only two Utilisations are made, throughout the remainder of the Facility Period; and

20.2.3	an amount of $900,000 during the period commencing on the third Utilisation Date and throughout the remainder of the Facility Period, in each case, such amount to be pledged In favour of the Lender free of any Encumbrances other than in favour of the Lender.
The expressions used in this Clause shall be construed in accordance with GAAP, and for the purposes of this Agreement:-
“Cash” means, in respect of the Guarantor, cash at bank or in hand which is not subject to any Encumbrance (other than in favour of the Lender or the other financiers of the Group).
“Fleet Market Value” means the value of a Fleet Vessel conclusively determined by the arithmetic average of two valuations obtained by two Approved Shipbrokers selected and appointed by the Borrowers on behalf of the Lender and approved by and reporting to the Lender on the basis of a charter free sale for prompt delivery and free of encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by two valuations of that Fleet Vessel addressed to the Lender certifying a value for that Fleet Vessel.
“Fleet Vessels” means any vessel (including the Vessels) from time to time wholly owned by a Subsidiary of the Guarantor (directly or indirectly) and each a “Fleet Vessel”.
“Liquidity” means, in respect of each period during which the consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements) are delivered by the Guarantor, Cash, as shown in the applicable financial statements of the Guarantor, for such accounting period and determined in accordance with GAAP.
“Maximum Leverage” means, in respect of each period during which financial statements are required to be delivered pursuant to Clause 19.1 (Financial statements), the ratio of Total Consolidated Liabilities, to Value Adjusted Total Assets, as shown in the applicable consolidated financial statements of the Guarantor for such accounting period and determined in accordance with GAAP.
“Net Worth” means equity payments already advanced in respect of the Fleet Vessel less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable consolidated financial statements (as provided in Clause 19.1 (Financial statements)) for the Guarantor determined in accordance with GAAP.
“Total Consolidated Liabilities” means, in respect of the Guarantor at any time on a consolidated basis, the ratio of total indebtedness (long-term debt including the current portion of long-term debt) of the Guarantor which would be included in the applicable consolidated financial statements of the Guarantor as total liabilities in accordance with GAAP.

“Total Assets” means the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable consolidated financial statements (as provided in Clause 19.1 (Financial statements)) of the Guarantor as total assets determined in accordance with GAAP.
“Value Adjusted Total Assets” means the Total Assets of the Guarantor as adjusted for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements (pursuant to Clause 19.1 (Financial statements)) and the Fleet Market Value.
21	General Undertakings
The undertakings in this Clause 21 remain in force for the duration of the Facility Period.
21.1	Authorisations Each Borrower shall promptly:
21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect;
21.1.2	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
21.2	Compliance with laws
21.2.1
Each Borrower shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 21.2.2 applies, and anti-corruption laws to which Clause 20.5 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.2.2	Each Borrower shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them shall comply) in all respects with all Sanctions.
21.3	Environmental compliance Each Borrower shall:
21.3.1	comply with all Environmental Laws;

21.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
21.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
21.4	Environmental Claims
Each Borrower shall promptly upon becoming aware of the same, inform the Lender in writing of:
21.4.1	any Environmental Claim against any of the Obligors or any other member of the Group which is current, pending or threatened; and
21.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group, where the claim, if determined against that Obligor or other member of the Group, has or is reasonably likely to have a Material Adverse Effect.
21.5            Anti-corruption law
21.5.1
No part of the proceeds of the Loan will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law, including, without limitation the UK Bribery Act, the FCPA or other similar legislation in other jurisdictions.

21.5.2	Each Borrower shall (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them shall):
(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
21.6	Taxation
21.6.1
Each Borrower shall (and shall procure that each other Obligor shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;
(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
21.6.2	No Borrower may (and each Borrower shall procure that no other Obligor may) change its residence for Tax purposes.
21.7
Evidence of good standing Each Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Obligors and all corporate shareholders of any of the Obligors (other than in respect of the Guarantor’s corporate shareholders) remain in good standing.

21.8
Pari passu ranking Each Borrower shall (and shall procure that each other Obligor shall) ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pan passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Negative pledge
21.9.1	Each Borrower shall:
(a)	not create nor permit to subsist any Encumbrance (other than any Permitted Encumbrance) over any of its assets; and
(b)	procure that the Chargor will not create nor permit to subsist any Encumbrance over the shares of the Chargor in a Borrower.
21.9.2	No Borrower shall:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;
(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
21.10	Disposals
21.10.1
No Borrower shall (and each Borrower shall procure that no other Obligor other than the Guarantor will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.10.2
Each Borrower shall procure that the Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of its shares in a Borrower.

21.11	Arm’s length basis
21.11.1	No Borrower shall enter into any transaction with any person except on arm’s length terms and for full market value.
21.11.2
Fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender shall not be a breach of this Clause 21.11.

21.12
Merger No Borrower shall (and each Borrower shall procure that no other Obligor will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior written consent of the Lender.

21.13
Change of business No Borrower shall (and each Borrower shall procure that no other Obligor will) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

21.14
No other business No Borrower shall (and each Borrower shall procure that no other Obligor other than the Guarantor will) engage in any business other than the ownership, operation, chartering and management of a Vessel.

21.15	No acquisitions No Borrower shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.
21.16	No Joint Ventures No Borrower shall:
21.16.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
21.16.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.17	No borrowings No Borrower shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan).
21.18	No substantial liabilities Except in the ordinary course of business, no Borrower shall incur any liability to any third party which is of a substantial nature.
21.19
No loans or credit No Borrower shall, without the Lender’s prior written consent, be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

21.20	No guarantees or indemnities No Borrower shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.21	No dividends
21.21.1	No Borrower shall (and each Borrower shall procure that the Guarantor will not):
(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the Borrower’s share capital and the Guarantor’s common share capital (or any class of the Borrower’s share capital and any class of the Guarantor’s common share capital (as applicable));

(b)
repay or distribute any dividend or share premium reserve in respect of the Borrower and repay or distribute any dividend or common share premium reserve in respect of the Guarantor (as applicable); or

(c)	redeem, repurchase, defease, retire or repay any of the Borrower’s share capital and the Guarantor’s common share capital (as applicable) or resolve to do so, following (I) any breach of Clause 17.14 (Additional Security), (ii) the occurrence and during the continuation of an Event of Default or (iii) where the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.
21.22
Ownership and management of a Borrower No change in the management or the legal or beneficial ownership of a Borrower shall occur from that advised to the Lender by the Borrowers at the date of this Agreement. Subject to Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), for the avoidance of doubt, the Lender consents and agrees to any changes relating to the shareholders of the Guarantor’s trading shares in the normal course of business,

21.23
No change of CEO The Borrowers shall ensure (and shall procure that the Guarantor shall ensure) that throughout the Facility Period no change in the chief executive officer of the board of directors and/or the chairman of the Guarantor shall occur, without the Lender’s prior written consent.

21.24	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.
21.25
No change in Relevant Documents Without the prior written consent of the Lender, no Borrower shall (and each Borrower shall procure that no other Obligor will) materially amend (and for the avoidance of doubt, but without limitation, any amendment in respect of the fees (but excluding any amendment in respect of the fees already agreed under the Management Agreements), reduction of hire, duration of a Charter, termination events of a Charter and governing law of any of the Relevant Documents will be considered material), vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Fknance Documents, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

21.26
Sanctions No Borrower will, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor or otherwise).

21.27	Banking operations Each Borrower shall conduct all banking operations in connection with its Vessel through the Lender or any other branch nominated by the Lender in its discretion.
21.28
Vessels’ Trading No Borrower shall allow its Vessel to trade in areas prohibited by (a) the law applicable to that Vessel’s flag, (b) the applicable law of the country of incorporation of that Borrower and (c) the applicable law of the nationality of the officers and crew of that Vessel.

21.29	No change of Vessels’ ownership or management There shall be no change in the ownership or management of a Vessel, without the Lender’s prior written consent.
21.30	ISM Code compliance Each Borrower shall comply and shall procure that each of the Guarantor and the Manager comply with the ISM Code.
21.31	Further assurance
21.31.1
Each Borrower shall (and shall procure that each other Obligor shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Lender or confer on the Secured Parties an Encumbrance over any property and assets of that Borrower (or that other Obligor as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)
to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents, in respect of which any Encumbrance has become enforceable following the occurrence of an Event of Default which is continuing.

21.31.2
Each Borrower shall (and shall procure that each other Obligor shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Lender or the Secured Parties by or pursuant to the Finance Documents.

22	Events of Default
22.1	Events of Default Each of the events or circumstances set out in this Clause 22.1 is an Event of Default.
22.1.1	Non-payment An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:-
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within two (2) Business Days of its due date.
22.1.2	Other specific obligations
An Obligor does not comply with any obligation in a Finance Document relating to (a) the Insurances or (b) Clause 17.14 (Additional security).
22.1.3	Other obligations
(a)	Art Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 22.1.1 (Non-payment) and Clause 22.1.2 (Other specific obligations).
(b)
NO Event of Default under this Clause 22.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Lender giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

22.1.4
Misrepresentation Any representation or statement made or deemed to be repeated by an Obligor in any Finance Document or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

22.1.5	Cross default Any Financial Indebtedness of an Obligor (other than the Managers):
(a)	is not paid when due nor within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or
(c)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event.
No Event of Default will occur under this Clause 22.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is less than USD1,000,000 (or its equivalent in any other currency or currencies).
22.1.6	Insolvency
(a)
An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)
A moratorium is declared in respect of any indebtedness of an Obligor or any other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration,bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor ;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of an Obligor or any of its assets; or
(d)	enforcement of any Encumbrance over any assets of an Obligor, or any analogous procedure or step is taken in any jurisdiction.
This Clause 22.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

22.1.8	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Borrower, the Guarantor or the Chargor.
22.1.9	Ownership of a Borrower A Borrower is not or ceases to be a 100% directly owned Subsidiary of the Chargor.
22.1.10	Change of chairman or CEO of Guarantor Mr Aristeidis J. Pittas ceases to be throughout the Facility Period the chief executive officer of the board of directors and/or the chairman of the Guarantor.
22.1.11	Delisting of Guarantor The Guarantor is delisted for any reason whatsoever from the Nasdaq stock exchange.
22.1.12	Unlawfulness and invalidity
(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective,

22.1.13	Cessation of business An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business,
22.1.14
Change in management, ownership or control of a Borrower There is any change in the management, beneficial ownership or control of a Borrower from that advised to the Lender by that Borrower at the date of this Agreement. Subject to Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), for the avoidance of doubt, the Lender consents and agrees to any changes relating to the shareholders of the Guarantor’s trading shares in the normal course of business and confirms that such changes do not violate the terms of this Agreement.

22.1.15	Expropriation	The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority (excluding requisition of hire not involving requisition of title) or other person in relation to an Obligor or any of its assets.

22.1.16	Repudiation and rescission of agreements
(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.
(b)
Subject to Clause 22.1.16 (c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

(c)
The Management Agreement is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Lender.

22.1.17	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.
22.1.18
Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors or any other person (except the Lender) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

22.1.19	Reduction of capital An Obligor (other than the Guarantor) reduces its issued or subscribed capital.
22.1.20
Loss of Vessel A Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 22.1.20 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	that Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and
(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Lender in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Lender within 180 days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Lender may in its discretion agree.

22.1.21
Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

22.1.22
War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced and the relevant Borrower fails to comply with the Lender’s request to (a) change the flag of its Vessel to a country acceptable to the Lender in its absolute discretion by paying promptly any costs and expenses related to such registration under the new flag, (b) provide any additional documentation including any additional security documents required pursuant to such registration under the new flag and (c) record a substitute mortgage over its Vessel and any additional security required pursuant to such recordation within 15 Business Days.

22.1.23	Notice of determination The Guarantor gives notice to the Lender to determine any obligations under the Guarantee.
22.1.24
Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against an Obligor or its assets which have or are reasonably likely to have a Material Adverse Effect.

22.1.25	Material adverse change Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.
22.1.26	Sanctions
(a)
Any of the Obligors, any other member of the Group or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)
Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Any of the Obligors, any other member of the Group or any Affiliate of any of them is not in compliance with all Sanctions.

22.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Lender may:
22.2.1	by notice to the Borrowers, cancel the availability of the Loan, at which time it shall immediately be cancelled;
22.2.2
by notice to the Borrowers, declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

22.2.3	by notice to the Borrowers, declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or
22.2.4	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9	Changes to Parties
23	Changes to the Lender
23.1	Assignments and transfers by the Lender Subject to this Clause 23, the Lender may:
23.1.1	assign any of its rights; or
23.1.2
transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer
23.2.1
The Lender shall not be required to consult with the Borrowers or obtain the Borrowers’ prior consent in connection with an assignment or transfer pursuant to Clause 23.1 (Assignments and transfers by the Lender).

23.2.2	If:
(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Limitation of responsibility of Lender
23.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;
(b)	the financial condition of any Obligor;
(c)	the performance and observance by any Obligor of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document, and any representations or warranties implied by law are excluded.
23.3.2	Each New Lender confirms to the Lender that it:
(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any part of the Loan is undrawn and available.

23.3.3	Nothing in any Finance Document obliges the Lender to:
(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(b)	support any losses directly or indirectly Incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Documents or otherwise.
23.4
Securitisation The Lender may disclose the size and term of the Loan and the name of each of the Obligors to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender’s rights or obligations under the Finance Documents.

24	Changes to the Obligors
24.1	No assignment or transfer by Obligors No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10	The Lender’s Business
25	Conduct of Business by the Lender
No provision of this Agreement will:
25.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
25.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
25.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11	Administration
26	Payment Mechanics
26.1
Payments to the Lender On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and, in such funds, as required by the Finance Documents or, if not specified therein, as specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.
26.2	Partial payments
26.2.1
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents, in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(b)	second, in or towards payment of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	third, in or towards payment of any principal due but unpaid under this Agreement;
(d)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
26.2.2	The Lender may vary the order set out in Clauses 26.2.1(b) to 26.2.1(d).
26.2.3	Clauses 26.2.1 and 26.2.2 will override any appropriation made by an Obligor.
26.3
No set-off by Obligors All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off, counterclaim, taxes, stamp duties, levies of any governmental or other authority.

26.4
Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.5	Currency of account
26.5.1	Subject to Clauses 26.5.2 to 26.5.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
26.5.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.
26.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
26.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
26.5.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
26.6
Control account The Lender shall open and maintain on its books a control account in the name of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 26.6 and those entries will, in the absence of manifest error, be conclusive and binding.

26.7
Disruption to payment systems etc. If either the Lender determines in its discretion that a Disruption Event has occurred or the Lender is notified by the Borrowers that a Disruption Event has occurred which negatively affects the ability of the Borrowers to repay the Loan and at the same has a Material Adverse Effect:

26.7.1
the Lender may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Loan as the Lender may deem necessary in the circumstances;

26.7.2
the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 26.7.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

26.7.3
any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

26.7.4
the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.7.

26.8	Replacement of Screen Rate
If a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:
(a)	providing for the use of a Replacement Benchmark in relation to that currency in place of (or in addition to) the affected Screen Rate; and
(b)
(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;
(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers. For the purpose of this Agreement:
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Replacement Benchmark” means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;
(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate.
“Screen Rate Replacement Event” means, in relation to a Screen Rate:
(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrowers materially changed;
(b)
(i)
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)
Information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(c)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or
(ii)	that Screen Rate Is calculated in accordance with any such policy or arrangement for a period no less than 15 Business Days; or
(d)	in the opinion of the Lender and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
27	Set-Off
27.1
Finance Documents The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28	Notices
28.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
28.2
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

28.2.1	in the case of each Borrower, that identified with its name below; and
28.2.2	in the case of the Lender, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the other by not less than five Business Days’ notice.
28.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:
28.3.1	if by way of fax, when received in legible form; or
28.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).
Any communication or document which becomes effective, in accordance with this Clause 28.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
28.4	Electronic communication
28.4.1
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
28.4.2
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

28.4.3	Any electronic communication which becomes effective, in accordance with Clause 28.4.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
28.5	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:
28.5.1	in English; or
28.5.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	Calculations and Certificates
29.1
Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender pursuant to Clause 26.6 (Control account) are, in the absence of manifest error, prima fade evidence of the matters to which they relate.

29.2
Certificates and determinations Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3
Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
31	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
32	Confidentiality
32.1
Confidential Information The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering service providers).

32.2	Disclosure of Confidential Information The Lender may disclose:
32.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 32.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

32.2.2	to any person:
(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by the Lender or by a person to whom Clause 32.2.2(a) or 32.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 32.2.2(a) or 32.2.2(b);
(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)	who is a Party; or
(h)	with the consent of the Borrowers;
in each case, such Confidential Information as the Lender shall consider appropriate if:
(i)
in relation to Clauses 32.2.2(a), 32.2.2(b) and 32.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)
in relation to Clause 32.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(iii)
in relation to Clauses 32.2.2(e) and 32.2.2(f), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

32.2.3
to any person appointed by the Lender or by a person to whom Clause 32.2.2(a) or 32.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 32.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

32.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

32.3	Disclosure to numbering service providers
32.3.1
The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Obligors the following information:

(a)	names of Obligors;
(b)	country of domicile of Obligors;
(c)	place of incorporation of Obligors;
(d)	date of this Agreement;
(e)	Clause 34 (Governing law);
(f)	date of each amendment and restatement of this Agreement;
(g)	amount of the Loan;
(h)	currencies of the Loan;
(i)	type of Loan;

(j)	ranking of the Loan;
(k)	Termination Date;
(I)	changes to any of the Information previously supplied pursuant to (a) to (I); and
(m)	such other information agreed between the Lender and that Obligor, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
32.3.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

32.3.3	Each Borrower represents that none of the information set out in Clauses 32.3.1(a) to 32,3.1(m) is, nor will at any time be, unpublished price-sensitive information.
32.4
Entire agreement This Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5
Inside information The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:
32.6.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 32.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

32.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.
32.7	Continuing obligations The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
32.7.1
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and Page 80

32.7.2	the date on which the Lender otherwise ceases to be the Lender.
33	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12	Governing Law and Enforcement
34	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
35	Enforcement
35.1
Jurisdiction of English courts The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 35.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
35.2	Service of process
35.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower:
(a)
irrevocably appoints Hill Dickinson Services (London) Ltd of Broadgate Tower, 20 Primrose Street, London EC2A 2E, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower of the process will not invalidate the proceedings concerned.
35.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender„ Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1.
Part I
Conditions Precedent
1	Obligors
(a)
Constitutional documents Copies of the constitutional documents of each Obligor together with such other evidence as the Lender may reasonably require that each Obligor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).
(c)	Board resolutions A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.
(d)	Specimen signatures or Copy passports A specimen of the signature or copy of the passport of each person authorised by the resolutions referred to in (c).
(e)
Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Obligor (other than the Guarantor and the Manager), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Obligor (other than the Guarantor and the Manager) is a party.

(f)
Extract of Shareholder resolutions A copy of the extract of a resolution signed by the Secretary of the Manager, approving the terms of, and the transactions contemplated by, the Relevant Documents to which the Manager is a party.

(g)	Officer’s certificates An original certificate of a duly authorised officer of each Obligor:
(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;
(ii)	setting out the names of the directors, officers and shareholders of that Obligor (other than in respect of the shareholders of the

Guarantor and the Manager) and the proportion of shares held by each shareholder; and
(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded.
(h)
Powers of attorney The original notarially attested and legalised power of attorney of each of the Obligors under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Obligor.

2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrowers, of:
(i)	the MOA in respect of the Vessel;
(ii)	the bill of sale transferring title in the Vessel to the relevant Borrower free of all encumbrances, maritime liens or other debts;
(iii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the relevant Seller to the relevant Borrower pursuant to the MOA;
(ii)	any charterparty or other contract of employment of the Vessel which will be in force on the Utilisation Date;
(ii)	the Management Agreements in respect of the Vessel;
(iii)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;
(iv)	evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(v)	the Vessel’s current SMC;
(vi)	the ISM Company’s current DOC;
(vii)	the Vessel’s current ISSC;
(viii)	the Vessel’s current IAPPC; and
(ix)	the Vessel’s current Tonnage Certificate;
in each case together with all addenda, amendments or supplements.
(b)
Evidence of relevant Seller’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s current flag confirming that the Vessel is owned by the relevant Seller and free of registered Encumbrances, other than in favour of the Lender.
(c)
Evidence of Borrower’s title Evidence that on the Utilisation Date (i) the Vessel will be at least provisionally registered under the flag stated in Preliminary (A) in the ownership of the relevant Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(d)
Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(e)
Confirmation of class A  Class Certificate and/or Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Lender free of any recommendations affecting class.

(f)
Valuation Not more than 20 days prior to the relevant Utilisation Date, a valuation of the Vessel addressed to the Lender from an Approved Shipbroker certifying the Market Value for the Vessel, acceptable to the Lender.

(g)
Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)	Clause 20.2 In respect of the relevant Utilisation Date, evidence that Clause 20.2 (Cash Collateral Amount) has been complied with to the absolute satisfaction of the Lender.
(i)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Lender may require.
(j)	No disputes The written confirmation of the Borrowers that there is no dispute under any of the Relevant Documents as between the parties to any such document.
(k)	Ultimate beneficial owner Evidence of the Borrowers’ ultimate beneficial owner(s) in a form and substance acceptable to the Lender prior to the date of this Agreement.
(l)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 1.
(m)
Equity Contribution If applicable, evidence of full payment to the Seller of any part of the purchase price of the Vessel under the relevant MOA which is payable on or before the relevant Utilisation Date and which is not being financed by the Loan.

3	Legal opinions
The following legal opinions, each addressed to the Lender, or confirmation satisfactory to the Lender that such opinions will be given:
(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Lender as to English law substantially in the form provided to the Lender prior to signing this Agreement;
(b)	a legal opinion of the following legal advisers to the Lender:
(i)	Herring Parry Khan Law Office (part of Ince Gordon Dadds International), as to Liberian law; and
(ii)	Herring Parry Khan Law Office (part of Ince Gordon Dadds International), as to Marshal Islands law.
4	Other documents and evidence
(a)	Utilisation Request A duly completed Utilisation Request.
(b)	Process agent Evidence that any process agent referred to in Clause 35.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.
(c)
Other Authorisations A copy of any other Authorisation or other  document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of the Original Financial Statements of the Guarantor.
(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the relevant Utilisation Date.
(f)
“Know your customer” documents Such documentation and other  evidence as is reasonably requested by the Lender prior to the execution of this Agreement in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents including (without limitation) all documents required under any regulation or laws in force in the United Kingdom and the Regulation 281/2009 of the Central Bank of Greece, such documents to be to the absolute satisfaction of the Lender. The Borrowers shall provide the Lender with evidence that the Borrowers, the Guarantor and all their respective corporate shareholders (if any) have issued registered shares.

Part II
Conditions Subsequent
1
Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Preliminary (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the relevant Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.
4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have riot already been provided to the Lender.

Schedule 2
Utilisation Request
From:	Kea Shipowners Ltd Spetses Shipowners Ltd Hydra Shipowners Ltd
To:	HSBC BANK plc
Dated:	________________ 2019
Dear Sirs
Kea Shipowners Ltd, Spetses Shipowners Ltd and Hydra Shipowners Ltd, as joint and several borrowers— US$12,500,000 Loan Agreement dated _______________  2019 (the “Agreement”)
1
We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date: [          ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:                                                dollars
Amount: [          ]
Interest Period: [             ]
3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4	The proceeds of the Loan should be paid towards [
5	This Utilisation Request is irrevocable.
Yours faithfully

_____________________
authorised signatory for
Kea Shipowners Ltd
Spetses Shipowners Ltd
Hydra Shipowners Ltd

Schedule 3
Form of Compliance Certificate
To:	HS BC BANK plc
From:	Kea Shipowners Ltd Spetses Shipowners Ltd Hydra Shipowners Ltd Euroseas Ltd.
Dated:
Dear Sirs
Kea Shipowners Ltd, Spetses Shipowners Ltd and Hydra Shipowners Ltd, as joint and several borrowers -  US$12,500,000 Loan Agreement dated  _________ 2019
1
Werefer to the Agreement. This is El Compliance Certificate. TerrnS defined M the Agreement have the same meaning when used in this Compilionce Certificate unlless given a different meaning in this Compliance Certificate%

2	We confirm that Euroseas Ltd. maintains:
(a) Maximmum Leverage of not higher ,tilan 75%;
(b)	Liquidity of an amount: of not less than:
(a)	$200,00o in respect of each Fleet Vessel from the date of theis Agreement up to and including 29 September 2020; and
(b)	$300,000 from 30 September 2020 and throughout the remainder of the Facility Period; and
(c)	Net Worth of not less than $15,000,000.
3	We confirm that no Default is continuing.
Signed

	Director	Director

	of Kea Shipowners Ltd	of Kea Shipowners Ltd

Director	Director

of Spetses Shipowners Ltd	of Spetses Shipowners Ltd

Director	Director

of Hydra Shipowners Ltd	of Hydra Shipowners Ltd

Director	Director

of Euroseas Ltd.	of Euroseas Ltd.

[insert applicable certification language]

_______________
[for and on behalf of
[name of auditors of Euroseas Ltd.

Signatures
The Borrowers
Kea Shipowners Ltd	)
By: STEFANIA KARMIRI	)
Address: c/o o Eurobulk Ltd.	)
4 Messogiou & Evropis	)	/s/ STEFANIA KARMIRI
Maroussi, Athens, Greece	)
Fax no.: +30 211 180 4097)
Department/Officer: Legal department	)

Spetses Shipowners Ltd	)
By: STEFANIA KARMIRI	)
Address: c/o o Eurobulk Ltd.	)
4 Messogiou & Evropis	)	s/ STEFANIA KARMIRI
Maroussi, Athens, Greece	)
Fax no.: +30 211 180 4097)
Department/Officer: Legal department	)

Hydra Shipowners Ltd	)
By: STEFANIA KARMIRI
Address: c/o o Eurobulk Ltd.	)	s/ STEFANIA KARMIRI
4 Messogiou & Evropis	)
Maroussi, Athens, Greece	)
Fax no.: +30 211 180 4097)
Department/Officer: Legal department	)

The Lender
HSBC BANK plc	)
By:	)
Address: 8 Canada Square,	)
London E14 5HQ,	)
England	)
Fax no.: +44 (0)20 7991 4619)
Department/Officer: Alastair Muir/	)
Head of European Corporate Banking Centre